UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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Specialty Underwriters' Alliance, Inc.
(Name of Registrant as Specified in Its Charter)

Hallmark Financial Services, Inc. American Hallmark Insurance Company of Texas Hallmark Specialty Insurance Company C. Gregory Peters Mark E. Pape Robert M. Fishman
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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On January 14, 2009, Hallmark Financial Services, Inc. issued the following press release:

Hallmark Financial Services Announces Slate of Director Nominees for
Specialty Underwriters’ Alliance

FORT WORTH, Texas, January 14, 2009 -- Hallmark Financial Services, Inc. (NASDAQ:HALL) announced today that it has notified Specialty Underwriters’ Alliance, Inc. (NASDAQ:SUAI) of Hallmark’s intention to nominate C. Gregory Peters, Mark E. Pape and Robert M. Fishman for election to the board of directors at SUAI’s 2009 Annual Meeting of Stockholders.  Hallmark beneficially owns approximately 9.9% of SUAI's outstanding common stock.  As the second largest stockholder in SUAI, Hallmark strongly believes in a need for improved governance and stockholder representation on the board of SUAI.  Hallmark believes that the interests of all SUAI stockholders will benefit from these highly qualified, truly independent, director nominees that possess a wealth of property and casualty insurance industry expertise.

Background

As previously disclosed, on June 16, 2008, Hallmark delivered to SUAI’s board of directors a proposal to acquire SUAI in a stock-for-stock transaction (the “Proposal”).  SUAI responded through a public announcement on June 26, 2008 that its board of directors had unanimously rejected the Proposal.  On July 1, 2008, Hallmark then delivered to SUAI’s board of directors a letter reaffirming the Proposal (the “July 1 Letter”).  In the July 1 Letter, Hallmark stated that it was committed to its Proposal and strongly believed that the Proposal offered significant and compelling benefits to SUAI’s stockholders, and reiterated that its senior management stood ready to meet with the members of the SUAI board and answer any questions concerning the Proposal.  Copies of each of the Proposal and the July 1 Letter are exhibits to Hallmark’s Schedule 13D/A for SUAI filed on July 1, 2008 and can be obtained on the SEC’s website at http://www.sec.gov.  For each of the Proposal and the July 1 Letter, the offer price in Hallmark stock in the proposed transaction represented a substantial premium to the then most recent closing price of SUAI common stock as well as its 30 day trailing average price.  Nevertheless, on July 2, 2008, SUAI publicly reaffirmed its rejection of Hallmark’s proposal.  Then, on August 5, 2008, SUAI’s board proceeded to adopt certain “defensive” amendments to the company’s bylaws, including bylaws eliminating stockholders’ rights to fill vacancies on the board or to call special meetings and adding advance notice provisions for board nominations by stockholders.

The Hallmark Nominees

C. Gregory Peters served as Senior Vice President, Equity Research at Raymond James and Associates from November 1999 through June 2007, where Mr. Peters was responsible for launching Raymond James’ sell-side research practice for the insurance industry and served as its lead analyst for property and casualty companies.

Mark E. Pape served as Executive Vice President and Chief Financial Officer at Affirmative Insurance Holdings, Inc. from November 2005 through December 2007 and served on Affirmative’s Board of Directors from July 2004 through November 2005.  Mr. Pape also held positions at Torchmark Corporation and American Income Holding, Inc.

Robert M. Fishman served as Managing Director of Southwest Insurance Partners, Inc. in 2008 and, from November 2006 through May 2007, was the Chief Executive Officer and President of United America Indemnity Ltd.  Mr. Fishman also held senior positions at ARAG NA and Zurich Financial Services.

ADDITIONAL INFORMATION CONCERNING PARTICIPANTS

HALLMARK, TOGETHER WITH THE OTHER PARTICIPANTS (AS DEFINED BELOW), INTENDS TO MAKE A PRELIMINARY FILING WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC") OF A PROXY STATEMENT AND ACCOMPANYING PROXY CARD TO BE USED TO SOLICIT VOTES FOR THE ELECTION OF ITS SLATE OF DIRECTOR NOMINEES AT THE 2009 ANNUAL MEETING OF STOCKHOLDERS OF SUAI.

HALLMARK STRONGLY ADVISES ALL SUAI STOCKHOLDERS TO READ THE PROXY STATEMENT WHEN IT IS AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION.  SUCH PROXY STATEMENT WILL BE AVAILABLE AT NO CHARGE ON THE SEC'S WEBSITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, THE PARTICIPANTS IN THE SOLICITATION WILL PROVIDE COPIES OF THE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.  REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.

THE PARTICIPANTS IN THE PROXY SOLICITATION ARE ANTICIPATED TO BE HALLMARK FINANCIAL SERVICES, INC., AMERICAN HALLMARK INSURANCE COMPANY OF TEXAS (“AHIC”), HALLMARK SPECIALTY INSURANCE COMPANY (“HSIC”), C. GREGORY PETERS, MARK E. PAPE AND ROBERT M. FISHMAN (COLLECTIVELY, THE “PARTICIPANTS”).  INFORMATION ABOUT THE PARTICIPANTS WILL BE SET FORTH IN THE PROXY STATEMENT FILED BY HALLMARK WITH THE SEC.  HALLMARK MAY BE DEEMED TO BENEFICIALLY OWN 1,429,615 SHARES OF COMMON STOCK OF SUAI, REPRESENTING APPROXIMATELY 9.9% OF THE OUTSTANDING SHARES OF COMMON STOCK, AS FOLLOWS: (I) 21,000 SHARES OF COMMON STOCK ARE OWNED DIRECTLY BY HALLMARK, (II) 1,308,615 SHARES OF COMMON STOCK ARE OWNED DIRECTLY BY AHIC AND (III) 100,000 SHARES OF COMMON STOCK ARE OWNED DIRECTLY BY HSIC.  AS THEIR PARENT COMPANY, HALLMARK MAY BE DEEMED TO BENEFICIALLY OWN THE SHARES OF COMMON STOCK OWNED BY AHIC AND HSIC.  CURRENTLY, MESSRS. PETERS, PAPE AND FISHMAN DO NOT DIRECTLY OWN ANY SECURITIES OF SUAI.  AS MEMBERS OF A “GROUP” FOR THE PURPOSES OF RULE 13D-5(B)(1) OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, EACH OF THE PARTICIPANTS MAY BE DEEMED TO BENEFICIALLY OWN THE 1,429,615 SHARES BENEFICIALLY OWNED BY HALLMARK.  EACH OF THE PARTICIPANTS DISCLAIMS BENEFICIAL OWNERSHIP OF THE SHARES HE/IT DOES NOT DIRECTLY OWN.